UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

SWITCHBACK ENERGY ACQUISITION CORPORATION

(Name of Issuer)

Class A Common Stock, par value $0.0001 per share

(Title of Class of Securities)

87105M 102

(CUSIP Number)

December 31, 2020

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 87105M 102	13G	Page 2 of 19 Pages

1	Name of Reporting Person NGP Switchback, LLC
2	Check the Appropriate Box if a Member of a Group (a): ☐ (b): ☒
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person with	5	Sole Voting Power 0
	6	Shared Voting Power 7,732,941 (1)
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 7,732,941 (1)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 7,732,941 (1)
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☒ (2)
11	Percent of Class Represented by Amount in Row (9) 19.7% (3)
12	Type of Reporting Person OO (Limited Liability Company)

(1)	The shares reported above are shares of the Issuer’s Class B common stock that are convertible into shares of the Issuer’s Class A common stock and have no expiration date, as described under the heading “Description of Securities—Founder Shares” in the Issuer’s registration statement on Form S-1 (File No. 333-232501).

(2)	Does not include 5,521,568 shares of the Issuer’s Class A common stock which may be purchased by exercising warrants that are not presently exercisable.

(3)	The percentage set forth in Row 11 of this Cover Page is based on the 39,264,704 shares of the Issuer’s common stock outstanding as of February 1, 2021, as reported in the Issuer’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 10, 2021.

CUSIP No. 87105M 102	13G	Page 3 of 19 Pages

1	Name of Reporting Person Scott K. McNeill
2	Check the Appropriate Box if a Member of a Group (a): ☐ (b): ☒
3	SEC Use Only
4	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person with	5	Sole Voting Power 0
	6	Shared Voting Power 7,732,941 (1)
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 7,732,941 (1)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 7,732,941 (1)
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☒ (2)
11	Percent of Class Represented by Amount in Row (9) 19.7% (3)
12	Type of Reporting Person IN

(1)	The shares reported above are shares of the Issuer’s Class B common stock that are convertible into shares of the Issuer’s Class A common stock and have no expiration date, as described under the heading “Description of Securities—Founder Shares” in the Issuer’s registration statement on Form S-1 (File No. 333-232501).

(2)	Does not include 5,521,568 shares of the Issuer’s Class A common stock which may be purchased by exercising warrants that are not presently exercisable.

(3)	The percentage set forth in Row 11 of this Cover Page is based on the 39,264,704 shares of the Issuer’s common stock outstanding as of February 1, 2021, as reported in the Issuer’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 10, 2021.

CUSIP No. 87105M 102	13G	Page 4 of 19 Pages

1	Name of Reporting Person James E. Mutrie
2	Check the Appropriate Box if a Member of a Group (a): ☐ (b): ☒
3	SEC Use Only
4	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person with	5	Sole Voting Power 0
	6	Shared Voting Power 7,732,941 (1)
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 7,732,941 (1)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 7,732,941 (1)
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☒ (2)
11	Percent of Class Represented by Amount in Row (9) 19.7% (3)
12	Type of Reporting Person IN

(1)	The shares reported above are shares of the Issuer’s Class B common stock that are convertible into shares of the Issuer’s Class A common stock and have no expiration date, as described under the heading “Description of Securities—Founder Shares” in the Issuer’s registration statement on Form S-1 (File No. 333-232501).

(2)	Does not include 5,521,568 shares of the Issuer’s Class A common stock which may be purchased by exercising warrants that are not presently exercisable.

(3)	The percentage set forth in Row 11 of this Cover Page is based on the 39,264,704 shares of the Issuer’s common stock outstanding as of February 1, 2021, as reported in the Issuer’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 10, 2021.

CUSIP No. 87105M 102	13G	Page 5 of 19 Pages

1	Name of Reporting Person Christopher G. Carter
2	Check the Appropriate Box if a Member of a Group (a): ☐ (b): ☒
3	SEC Use Only
4	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person with	5	Sole Voting Power 0
	6	Shared Voting Power 7,732,941 (1)
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 7,732,941 (1)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 7,732,941 (1)
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☒ (2)
11	Percent of Class Represented by Amount in Row (9) 19.7% (3)
12	Type of Reporting Person IN

(1)	The shares reported above are shares of the Issuer’s Class B common stock that are convertible into shares of the Issuer’s Class A common stock and have no expiration date, as described under the heading “Description of Securities—Founder Shares” in the Issuer’s registration statement on Form S-1 (File No. 333-232501).

(2)	Does not include 5,521,568 shares of the Issuer’s Class A common stock which may be purchased by exercising warrants that are not presently exercisable.

(3)	The percentage set forth in Row 11 of this Cover Page is based on the 39,264,704 shares of the Issuer’s common stock outstanding as of February 1, 2021, as reported in the Issuer’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 10, 2021.

CUSIP No. 87105M 102	13G	Page 6 of 19 Pages

1	Name of Reporting Person Scott Gieselman
2	Check the Appropriate Box if a Member of a Group (a): ☐ (b): ☒
3	SEC Use Only
4	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person with	5	Sole Voting Power 0
	6	Shared Voting Power 7,732,941 (1)
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 7,732,941 (1)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 7,732,941 (1)
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☒ (2)
11	Percent of Class Represented by Amount in Row (9) 19.7% (3)
12	Type of Reporting Person IN

(1)	The shares reported above are shares of the Issuer’s Class B common stock that are convertible into shares of the Issuer’s Class A common stock and have no expiration date, as described under the heading “Description of Securities—Founder Shares” in the Issuer’s registration statement on Form S-1 (File No. 333-232501).

(2)	Does not include 5,521,568 shares of the Issuer’s Class A common stock which may be purchased by exercising warrants that are not presently exercisable.

(3)	The percentage set forth in Row 11 of this Cover Page is based on the 39,264,704 shares of the Issuer’s common stock outstanding as of February 1, 2021, as reported in the Issuer’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 10, 2021.

CUSIP No. 87105M 102	13G	Page 7 of 19 Pages

1	Name of Reporting Person Sam Stoutner
2	Check the Appropriate Box if a Member of a Group (a): ☐ (b): ☒
3	SEC Use Only
4	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person with	5	Sole Voting Power 0
	6	Shared Voting Power 7,732,941 (1)
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 7,732,941 (1)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 7,732,941 (1)
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☒ (2)
11	Percent of Class Represented by Amount in Row (9) 19.7% (3)
12	Type of Reporting Person IN

(1)	The shares reported above are shares of the Issuer’s Class B common stock that are convertible into shares of the Issuer’s Class A common stock and have no expiration date, as described under the heading “Description of Securities—Founder Shares” in the Issuer’s registration statement on Form S-1 (File No. 333-232501).

(2)	Does not include 5,521,568 shares of the Issuer’s Class A common stock which may be purchased by exercising warrants that are not presently exercisable.

(3)	The percentage set forth in Row 11 of this Cover Page is based on the 39,264,704 shares of the Issuer’s common stock outstanding as of February 1, 2021, as reported in the Issuer’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 10, 2021.

CUSIP No. 87105M 102	13G	Page 8 of 19 Pages

1	Name of Reporting Person NGP ETP III Investments, LLC
2	Check the Appropriate Box if a Member of a Group (a): ☐ (b): ☒
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person with	5	Sole Voting Power 0
	6	Shared Voting Power 7,732,941 (1)
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 7,732,941 (1)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 7,732,941 (1)
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☒ (2)
11	Percent of Class Represented by Amount in Row (9) 19.7% (3)
12	Type of Reporting Person OO (Limited Liability Company)

(1)	The shares reported above are shares of the Issuer’s Class B common stock that are convertible into shares of the Issuer’s Class A common stock and have no expiration date, as described under the heading “Description of Securities—Founder Shares” in the Issuer’s registration statement on Form S-1 (File No. 333-232501).

(2)	Does not include 5,521,568 shares of the Issuer’s Class A common stock which may be purchased by exercising warrants that are not presently exercisable.

(3)	The percentage set forth in Row 11 of this Cover Page is based on the 39,264,704 shares of the Issuer’s common stock outstanding as of February 1, 2021, as reported in the Issuer’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 10, 2021.

CUSIP No. 87105M 102	13G	Page 9 of 19 Pages

1	Name of Reporting Person NGP XII US Holdings, L.P.
2	Check the Appropriate Box if a Member of a Group (a): ☐ (b): ☒
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person with	5	Sole Voting Power 0
	6	Shared Voting Power 7,732,941 (1)
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 7,732,941 (1)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 7,732,941 (1)
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☒ (2)
11	Percent of Class Represented by Amount in Row (9) 19.7% (3)
12	Type of Reporting Person PN (Limited Partnership)

(1)	The shares reported above are shares of the Issuer’s Class B common stock that are convertible into shares of the Issuer’s Class A common stock and have no expiration date, as described under the heading “Description of Securities—Founder Shares” in the Issuer’s registration statement on Form S-1 (File No. 333-232501).

(2)	Does not include 5,521,568 shares of the Issuer’s Class A common stock which may be purchased by exercising warrants that are not presently exercisable.

(3)	The percentage set forth in Row 11 of this Cover Page is based on the 39,264,704 shares of the Issuer’s common stock outstanding as of February 1, 2021, as reported in the Issuer’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 10, 2021.

CUSIP No. 87105M 102	13G	Page 10 of 19 Pages

1	Name of Reporting Person NGP XII Holdings GP, L.L.C.
2	Check the Appropriate Box if a Member of a Group (a): ☐ (b): ☒
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person with	5	Sole Voting Power 0
	6	Shared Voting Power 7,732,941 (1)
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 7,732,941 (1)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 7,732,941 (1)
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☒ (2)
11	Percent of Class Represented by Amount in Row (9) 19.7% (3)
12	Type of Reporting Person OO (Limited Liability Company)

(1)	The shares reported above are shares of the Issuer’s Class B common stock that are convertible into shares of the Issuer’s Class A common stock and have no expiration date, as described under the heading “Description of Securities—Founder Shares” in the Issuer’s registration statement on Form S-1 (File No. 333-232501).

(2)	Does not include 5,521,568 shares of the Issuer’s Class A common stock which may be purchased by exercising warrants that are not presently exercisable.

(3)	The percentage set forth in Row 11 of this Cover Page is based on the 39,264,704 shares of the Issuer’s common stock outstanding as of February 1, 2021, as reported in the Issuer’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 10, 2021.

CUSIP No. 87105M 102	13G	Page 11 of 19 Pages

1	Name of Reporting Person NGP Natural Resources XII, L.P.
2	Check the Appropriate Box if a Member of a Group (a): ☐ (b): ☒
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person with	5	Sole Voting Power 0
	6	Shared Voting Power 7,732,941 (1)
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 7,732,941 (1)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 7,732,941 (1)
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☒ (2)
11	Percent of Class Represented by Amount in Row (9) 19.7% (3)
12	Type of Reporting Person PN (Limited Partnership)

(1)	The shares reported above are shares of the Issuer’s Class B common stock that are convertible into shares of the Issuer’s Class A common stock and have no expiration date, as described under the heading “Description of Securities—Founder Shares” in the Issuer’s registration statement on Form S-1 (File No. 333-232501).

(2)	Does not include 5,521,568 shares of the Issuer’s Class A common stock which may be purchased by exercising warrants that are not presently exercisable.

(3)	The percentage set forth in Row 11 of this Cover Page is based on the 39,264,704 shares of the Issuer’s common stock outstanding as of February 1, 2021, as reported in the Issuer’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 10, 2021.

CUSIP No. 87105M 102	13G	Page 12 of 19 Pages

1	Name of Reporting Person G.F.W. Energy XII, L.P.
2	Check the Appropriate Box if a Member of a Group (a): ☐ (b): ☒
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person with	5	Sole Voting Power 0
	6	Shared Voting Power 7,732,941 (1)
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 7,732,941 (1)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 7,732,941 (1)
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☒ (2)
11	Percent of Class Represented by Amount in Row (9) 19.7% (3)
12	Type of Reporting Person PN (Limited Partnership)

(1)	The shares reported above are shares of the Issuer’s Class B common stock that are convertible into shares of the Issuer’s Class A common stock and have no expiration date, as described under the heading “Description of Securities—Founder Shares” in the Issuer’s registration statement on Form S-1 (File No. 333-232501).

(2)	Does not include 5,521,568 shares of the Issuer’s Class A common stock which may be purchased by exercising warrants that are not presently exercisable.

(3)	The percentage set forth in Row 11 of this Cover Page is based on the 39,264,704 shares of the Issuer’s common stock outstanding as of February 1, 2021, as reported in the Issuer’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 10, 2021.

CUSIP No. 87105M 102	13G	Page 13 of 19 Pages

1	Name of Reporting Person GFW XII, L.L.C.
2	Check the Appropriate Box if a Member of a Group (a): ☐ (b): ☒
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person with	5	Sole Voting Power 0
	6	Shared Voting Power 7,732,941 (1)
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 7,732,941 (1)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 7,732,941 (1)
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☒ (2)
11	Percent of Class Represented by Amount in Row (9) 19.7% (3)
12	Type of Reporting Person OO (Limited Liability Company)

(1)	The shares reported above are shares of the Issuer’s Class B common stock that are convertible into shares of the Issuer’s Class A common stock and have no expiration date, as described under the heading “Description of Securities—Founder Shares” in the Issuer’s registration statement on Form S-1 (File No. 333-232501).

(2)	Does not include 5,521,568 shares of the Issuer’s Class A common stock which may be purchased by exercising warrants that are not presently exercisable.

(3)	The percentage set forth in Row 11 of this Cover Page is based on the 39,264,704 shares of the Issuer’s common stock outstanding as of February 1, 2021, as reported in the Issuer’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 10, 2021.

CUSIP No. 87105M 102	13G	Page 14 of 19 Pages

1	Name of Reporting Person NGP Energy Capital Management, L.L.C.
2	Check the Appropriate Box if a Member of a Group (a): ☐ (b): ☒
3	SEC Use Only
4	Citizenship or Place of Organization Texas

Number of Shares Beneficially Owned by Each Reporting Person with	5	Sole Voting Power 0
	6	Shared Voting Power 7,732,941 (1)
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 7,732,941 (1)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 7,732,941 (1)
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☒ (2)
11	Percent of Class Represented by Amount in Row (9) 19.7% (3)
12	Type of Reporting Person OO (Limited Liability Company)

(1)	The shares reported above are shares of the Issuer’s Class B common stock that are convertible into shares of the Issuer’s Class A common stock and have no expiration date, as described under the heading “Description of Securities—Founder Shares” in the Issuer’s registration statement on Form S-1 (File No. 333-232501).

(2)	Does not include 5,521,568 shares of the Issuer’s Class A common stock which may be purchased by exercising warrants that are not presently exercisable.

(3)	The percentage set forth in Row 11 of this Cover Page is based on the 39,264,704 shares of the Issuer’s common stock outstanding as of February 1, 2021, as reported in the Issuer’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 10, 2021.

CUSIP No. 87105M 102	13G	Page 15 of 19 Pages

Item 1(a).	NAME OF ISSUER

Switchback Energy Acquisition Corporation (the “Issuer”)

Item 1(b).	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES

5949 Sherry Lane, Suite 1010, Dallas, TX 75225

Item 2(a).	NAME OF PERSON FILING

This Schedule 13G is being jointly filed, pursuant to a Joint Filing Agreement attached hereto as Exhibit 99.1, by the following entities and persons, all of whom are together referred to herein as the “Reporting Persons”:

(i)	NGP Switchback, LLC, a Delaware limited liability company;

(ii)	Scott K. McNeill;

(iii)	James E. Mutrie;

(iv)	Christopher G. Carter;

(v)	Scott Gieselman;

(vi)	Sam Stoutner;

(vii)	NGP ETP III Investments LLC, a Delaware limited liability company;

(viii)	NGP XII US Holdings, L.P., a Delaware limited partnership;

(ix)	NGP XII Holdings GP, L.L.C., a Delaware limited liability company;

(x)	NGP Natural Resources XII, L.P., a Delaware limited partnership;

(xi)	G.F.W. Energy XII, L.P., a Delaware limited partnership;

(xii)	GFW XII, L.L.C., a Delaware limited liability company; and

(xiii)	NGP Energy Capital Management, L.L.C., a Texas limited liability company.

NGP Switchback, LLC is the record holder of the shares reported herein. Scott K. McNeill is a manager and the Chief Executive Officer and Chief Financial Officer of NGP Switchback, LLC. James E. Mutrie is a manager and the Chief Commercial Officer, General Counsel and Secretary of NGP Switchback, LLC. Christopher G. Carter, Scott Gieselman and Sam Stoutner are managers of NGP Switchback, LLC. In addition, NGP ETP III Investments, LLC directly owns a majority of the limited liability company interests of NGP Switchback, LLC. NGP XII US Holdings, L.P. is the sole member of NGP ETP III Investments, LLC, NGP XII Holdings GP, L.L.C. is the sole general partner of NGP XII US Holdings, L.P., and NGP Natural Resources XII, L.P. is the sole member of NGP XII Holdings GP, L.L.C. G.F.W. Energy XII, L.P. is the sole general partner of NGP Natural Resources XII, L.P., and GFW XII, L.L.C. is the sole general partner of G.F.W. Energy XII, L.P. GFW XII, L.L.C. has delegated full power and authority to manage NGP XII US Holdings, L.P. to NGP Energy Capital Management, L.L.C.

Information with respect to each Reporting Person is given solely by such Reporting Person, and no Reporting Person assumes responsibility for the accuracy or completeness of the information furnished by another Reporting Person. Pursuant to Rule 13d-4 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Reporting Persons expressly declare that the filing of this schedule shall not be construed as an admission that any such person is, for the purposes of Section 13(d) and/or Section 13(g) of the Exchange Act or otherwise, the beneficial owner of any securities covered by this schedule held by any other person, and such beneficial ownership is expressly disclaimed.

CUSIP No. 87105M 102	13G	Page 16 of 19 Pages

Item 2(b).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

The address of the principal business office of each of the Reporting Persons is 5949 Sherry Lane, Suite 1010, Dallas, TX 75225.

Item 2(c).	CITIZENSHIP

(i)	NGP Switchback, LLC – Delaware

(ii)	Scott K. McNeill – United States

(iii)	James E. Mutrie – United States

(iv)	Christopher G. Carter – United States

(v)	Scott Gieselman – United States

(vi)	Sam Stoutner – United States

(vii)	NGP ETP III Investments, LLC - Delaware

(viii)	NGP XII US Holdings, L.P. – Delaware

(ix)	NGP XII Holdings GP, L.L.C. – Delaware

(x)	NGP Natural Resources XII, L.P. – Delaware

(xi)	G.F.W. Energy XII, L.P. – Delaware

(xii)	GFW XII, L.L.C. – Delaware

(xiii)	NGP Energy Capital Management, L.L.C. – Texas

Item 2(d).	TITLE OF CLASS OF SECURITIES

Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”)

Item 2(e).	CUSIP NUMBER

The CUSIP number of the Class A Common Stock is 87105M 102.

Item 3.	IF THIS STATEMENT IS FILED PURSUANT TO Rules 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

Not applicable.

Item 4.	OWNERSHIP.

The information required by Items 4(a) – (c) is set forth in Rows (5) – (11) of the cover page for each Reporting Person hereto and is incorporated herein by reference for each such Reporting Person.

The percentages used in this Schedule 13G are calculated based upon the 39,264,704 shares of the Issuer’s common stock outstanding as of February 1, 2021, as reported in the Issuer’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 10, 2021.

CUSIP No. 87105M 102	13G	Page 17 of 19 Pages

Item 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not applicable.

Item 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable.

Item 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

Not applicable.

Item 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.

Item 9.	NOTICE OF DISSOLUTION OF GROUP

Not applicable.

Item 10.	CERTIFICATION

Not applicable.

CUSIP No. 87105M 102	13G	Page 18 of 19 Pages

SIGNATURES

After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

DATE: February 16, 2021

NGP SWITCHBACK, LLC

/s/ Scott K. McNeill
Name:	Scott K. McNeill
Title:	Chief Executive Officer and Chief Financial Officer

SCOTT K. MCNEILL

/s/ Scott K. McNeill
Scott K. McNeill

JAMES E. MUTRIE

/s/ James E. Mutrie
James E. Mutrie

CHRISTOPHER G. CARTER

/s/ Christopher G. Carter
Christopher G. Carter

SCOTT GIESELMAN

/s/ Scott Gieselman
Scott Gieselman

SAM STOUTNER

/s/ Sam Stoutner
Sam Stoutner

NGP ETP III INVESTMENTS, LLC

/s/ Christopher G. Carter
Name:	Christopher G. Carter
Title:	Authorized Person

CUSIP No. 87105M 102	13G	Page 19 of 19 Pages

NGP XII US HOLDINGS, L.P.

By: NGP XII Holdings GP, L.L.C., its general partner

/s/ Christopher G. Carter
Name:	Christopher G. Carter
Title:	Authorized Person

NGP XII HOLDINGS GP, L.L.C.

/s/ Christopher G. Carter
Name:	Christopher G. Carter
Title:	Authorized Person

NGP NATURAL RESOURCES XII, L.P.

By: G.F.W. Energy XII, L.P., its general partner

By: GFW XII, L.L.C., its general partner

/s/ Christopher G. Carter
Name:	Christopher G. Carter
Title:	Authorized Person

G.F.W. ENERGY XII, L.P.

By: GFW XII, L.L.C., its general partner

/s/ Christopher G. Carter
Name:	Christopher G. Carter
Title:	Authorized Person

GFW XII, L.L.C.

/s/ Christopher G. Carter
Name:	Christopher G. Carter
Title:	Authorized Person

NGP ENERGY CAPITAL MANAGEMENT, L.L.C.

/s/ Christopher G. Carter
Name:	Christopher G. Carter
Title:	Authorized Person